Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts”, and the inclusion of our report dated March 24, 2014, for the year ended December 31, 2013 related to the financial statements of Pershing Gold Corporation (Formerly Sagebrush Gold Ltd.) included in its Annual Report (Form 10-K) for the year ended December 31, 2013 as filed with the Securities and Exchange Commission, which appears in Amendment No. 2 to Pershing Gold Corporation’s Registration Statement on Form S-1 filed on or about March 31, 2014.

/s/ KBL, LLP
KBL, LLP
New York, NY
April 2, 2014

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